EXHIBIT (J)(1)


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement No. 33-12 of North Track Funds, Inc. on Form N-1A of our report dated December 10, 2002 on the PSE Tech 100 Index, Dow Jones U.S. Health Care 100 Plus and Dow Jones U.S. Financial 100 Plus Funds, three of the series comprising North Track Funds, Inc. appearing in the Annual Report of North Track Funds, Inc. for the year ended October 31, 2002, and to the references to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.




DELOITTE & TOUCHE LLP

/s/  Deloitte & Touche LLP
Chicago, Illinois
November 24, 2003


















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